SYNTHEMED, INC.

CONSULTING AGREEMENT

        This Consulting Agreement (the "Agreement") is entered into effective October 1, 2008 (the “Effective Date”) by and between SyntheMed, Inc., a Delaware corporation (the "Company"), and Gere S. diZerega, MD ("Consultant").

WHEREAS, Consultant has from time to time rendered consulting and advisory services to the Company regarding research and development activities, including pursuant to a consulting agreement dated as of December 1, 1995, as the same has been amended (the “Original Agreement”);

WHEREAS, the term of Consultant’s retention under the Original Agreement expired on November 30, 2003;

WHEREAS, the Company desires Consultant to render services to the Company in the capacity of Medical Director, and Consultant desires to render services to the Company in such capacity;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Consultant agree as follows:

        1.    Consulting Relationship.    During the term of this Agreement, Consultant will serve as Medical Director of the Company, and in that capacity Consultant shall have the rights, powers, authority, functions, duties and responsibilities as the President & CEO and/or Executive Chairman may assign to Consultant from time to time that are commensurate with Consultant’s status as Medical Director.  Without limiting the foregoing, Consultant will be actively engaged in, working with the President & CEO, Executive Chairman and VP R&D/CSO, (i) development of new products, (ii) design and implementation of pre-clinical and clinical studies and (iii) regulatory activities including advice regarding US FDA regulatory submissions.  Consultant shall be responsible to and shall report to the President & CEO. As needed and upon request, Consultant will participate in meetings of the Board of Directors of the Company, as well as investor presentations.  Consultant shall devote such time and attention to the business of the Company as is reasonably necessary to fulfill Consultant’s responsibilities as Medical Director.

        2.    Compensation.    As full compensation for the services to be rendered by Consultant in all capacities to the Company, the Company shall pay Consultant the compensation set forth on Exhibit A hereto.

        3.    Expense Reimbursement.    Consultant shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred by Consultant in the performance of services rendered hereunder following submission of written expense statements and other supporting documentation in accordance with the policy and practice of the Company.

        4.    Term and Termination.    The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2009, subject to automatic extension for  successive one-year periods unless either party provides written notice to the other of its intention not to renew at least ten days prior to the then scheduled expiration date.  Notwithstanding the foregoing, either party may terminate this Agreement at any time prior to its then scheduled expiration date, upon thirty (30) days' prior written notice to the other party if termination is without cause and upon written notice to the other party if termination is as a result of a breach by the non-terminating party.  Upon termination of this Agreement, neither Consultant nor the Company shall have any further obligations under this Agreement, except that any liabilities accrued through the date of termination (including under Sections 2 and 3) and Sections 5, 7 and 10 shall survive termination.

        5.    Independent Contractor.

(a)    Relationship.    Consultant's relationship with the Company will be that of an independent contractor and not that of an employee.

        (b)    No Benefits.    Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

        (c)    Withholding; Indemnification.    Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant, as well as reasonable attorneys’ fees incurred in connection therewith.

        6.    Other Activities.  The parties acknowledge that Consultant has from time to time been engaged, and may during the term of this Agreement continue to engage, in consulting activities for third parties in the fields of adhesion prevention, cardiac drug delivery and such other fields as the Company may, from time to time, pursue (“Competing Fields”).  On or before the Effective Date, Consultant shall inform the Company in writing of each such  engagement pending as of such date, including the name of the party for whom the services are performed and the general nature of the engagement.  During the term of this Agreement and the three-month period thereafter, the Consultant shall inform the Company in writing of any material changes to such engagements and, at least 30 days prior to the commencement thereof, the commencement of any new such engagement.  The Company will honor Consultant’s requests for confidentiality regarding this information.

        7.    Non-Solicitation, Confidentiality and Proprietary Rights Provisions.    In further consideration for the compensation payable by the Company hereunder and as a condition to the Company’s obligations hereunder, Consultant agrees to be bound by the provisions set forth on Exhibit B hereto.

        8.    Compliance with Law.  Consultant represents and warrants to the Company that Consultant will render the services to be performed by Consultant hereunder in compliance with all applicable laws and regulations.

        9.    Conflicts with this Agreement.    Consultant represents and warrants that Consultant is not presently under any contractual or other restriction or obligation which conflicts with, or would be materially breached by Consultant’s execution and delivery of, this Agreement or the performance of the services to be rendered by Consultant hereunder, and during the term of this Agreement, Consultant will not become subject to any such contractual restriction or obligation, whether written or oral.

        10.    Miscellaneous.

        (a)    Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the parties.

        (b)    Sole Agreement.    This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.  The parties acknowledge the expiration of the Consultant’s retention under the Original Agreement and that this Agreement exclusively sets forth the terms under which Consultant shall render services to the Company hereunder and the compensation therefor.

        (c)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed, in the case of the Company, to the address or facsimile number of its corporate headquarters (attention: President & CEO) with a copy to Eilenberg Krause & Paul LLP, 11 E 44th Street, NY, NY 10017, and in the case of Consultant, to Consultant’s address or facsimile number as currently on file with the Company, or as subsequently modified by written notice.

        (d)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

        (e)    Severability.    If one or more provisions of this Agreement are held by a court of competent jurisdiction to be

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unenforceable under applicable law, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        (f)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        (g)    Arbitration; Consent to Jurisdiction.    Any dispute or claim arising out of or in connection with any provision of this Agreement shall be exclusively and finally settled by binding arbitration in Middlesex County, New Jersey, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement. To the extent that any court action is permitted consistent with or to enforce this Section 10(g), the parties hereby consent to the jurisdiction of the state and federal courts located in Middlesex County, New Jersey.  Accordingly, with respect to any such court action, the Consultant (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

       (h)   Assignment.    Consultant agrees that Consultant may not assign this Agreement, as it is personal to Consultant.  The Company may assign this Agreement upon notice to Consultant.

        (i)    Advice of Counsel.    EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OFTHE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTYBY REASON OF THE DRAFTING OR PREPARATION HEREOF.

        The parties have executed this Consulting Agreement on the respective dates set forth below.

SYNTHEMED, INC.

By:  s/Robert P. Hickey
                    Name/Title:  R P. Hickey/Pres. & CEO
Date:  9/30/08

GERE S. DIZEREGA, MD

s/  Gere S. diZerega
Date:  10/1/08

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EXHIBIT A

COMPENSATION

Cash Fee:  $75,000 per annum, payable monthly in arrears.

Stock Options: Non-qualified stock options to purchase 200,000 shares of common stock, exercisable as to 100,000 shares at $.40/share (or such higher price as is equal to fair market value on the date of grant) and as to the remaining 100,000 shares at $.60/share, the lower priced options vesting in full on the first anniversary of the date of grant and the higher priced options vesting in full on the second anniversary of the date of grant, and expiring on the tenth anniversary of the date of grant.  The options shall be granted on the Effective Date or as soon thereafter as is reasonably practicable.

EXHIBIT B

 NON-SOLICITATION, CONFIDENTIALITY AND
 PROPRIETARY RIGHTS PROVISIONS

Capitalized terms used but not defined in this Exhibit B shall have the meanings ascribed thereto in the Consulting Agreement to which this Exhibit B is attached.

1. Non-Solicitation.  During the term of the Agreement and for 12 months thereafter (the “Restricted Period”), Consultant shall not, directly or indirectly, induce, solicit, endeavor to entice or attempt to induce (i) any employee, consultant or independent contractor of the Company to cease employment with or retention by SyntheMed, or to work for, render services or provide advice to, or supply Confidential Information of SyntheMed to, any third person or entity, or to in any way adversely interfere with the relationship between any such employee, consultant or independent contractor and SyntheMed (ii) any customer, vendor, licensee, licensor or other business relation of SyntheMed to cease doing business with SyntheMed, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and SyntheMed, including without limitation, offering to sell to or selling to any such customer any product sold or being developed by SyntheMed or that competes with a product sold or being developed by SyntheMed.  “Customer" shall include any entity that purchased any product or service from the Company or its distributors during the term of this Agreement or within twelve months of the termination of Consultant's retention hereunder, without regard to the reason for such termination.  "Customer" also includes any former customer or potential customer of the Company which the Company has solicited during the term of this Agreement or within twelve months of the termination of Consultant's retention hereunder.

2. Confidential Information.

(a) Existence of Confidential Information.  The Company owns and has developed and compiled, and will develop and compile, certain proprietary technology, know-how and confidential information which have great value to its business (referred to, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to Consultant, but also information developed or learned by Consultant during the course or as a result of retention by the Company, which information shall be the property of the Company. By way of example and without limitation, Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including research data, designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, product know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

(b) Protection of Confidential Information.  Consultant acknowledges and agrees that in the performance of duties hereunder Consultant develops and acquires, and the Company discloses to and entrusts Consultant with, Confidential Information which is the exclusive property of the Company and which Consultant may possess or use only in the performance of duties for the Company. Consultant also acknowledges that Consultant is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of privacy and an improper disclosure of trade secrets. Consultant shall not, directly of indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Consultant's assigned duties and for the benefit of the Company, any Confidential Information, either during the term of the Agreement or thereafter. In the event Consultant desires to publish the results of Consultant's work for or experiences with the Company through literature, interviews or speeches, Consultant will submit requests for such interviews or such literature or speeches to the Board of Directors of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Consultant agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Board of Directors of the Company.

3. Invention and Patents.

(a)  Consultant will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable or whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities, which Consultant shall develop, make, conceive or reduce to practice during Consultant's retention by the Company, either solely or jointly with others (collectively, "Developments"). To the maximum extent permitted by law, all such Developments related to anti-adhesion products or otherwise related to any work performed by, or Confidential Information disclosed or made known to, Consultant in connection with Consultant’s activities hereunder (collectively, “Other SyntheMed Work”),  shall be the sole property of the Company, and Consultant hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

(b)  Consultant shall keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and, to the extent related to anti-adhesion products or Other SyntheMed Work, remain the sole property of the Company at all times.

(c)  Consultant shall assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments related to anti-adhesion products or Other SyntheMed Work in any country. Upon request, Consultant shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company and to enable the Company its successors, assigns and nominees, to secure and enjoy the full exclusive benefits and advantages thereof.

(d)  Consultant understands that Consultant’s obligations under this Section 3 will continue after the termination of his retention with the Company and that Consultant shall perform such obligations without further compensation, except (i) for reimbursement of expenses incurred at the request of the Company and (ii) that after the termination of Consultant’s retention with the Company and notwithstanding anything in this Section 3 to the contrary, Consultant shall not be required to provide assistance to the Company in accordance with this Section 3 for more than 50 hours during any twelve-month period. If the Company desires assistance beyond such 50-hour limitation, such assistance shall be subject to Consultant’s consent, not to be unreasonably withheld, and the Company will compensate Consultant on a per diem basis at a per diem rate that is determined by dividing the Consultant’s annual retention fee in effect when the term of the Agreement terminated or expired by 250 days.

(e)  The provisions of this Section 3 do not apply to any Development of Consultant if it (a) (i) was developed entirely on Consultant’s own time; (ii) was not made with the use of Confidential Information or any equipment, supplies, or facilities of SyntheMed; (iii) is unrelated, directly or indirectly, to the business of SyntheMed or to SyntheMed’s actual or demonstrably anticipated research or development; and (iv) did not result from any work performed by Consultant for SyntheMed or (b) otherwise qualifies fully under Section 2870 of the California Labor Code, if applicable.

4.  Injunction.  Consultant agrees that the restrictions and agreements contained in this Exhibit B are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these provisions will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law.  Consultant further acknowledges that Consultant has requested, or has had the opportunity to request, that legal counsel review this Exhibit B and the Agreement, and having exhausted such right, agrees to the terms herein without reservation.  Accordingly, Consultant authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any actual or threatened violation of the provisions of this Exhibit B.

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5.  Severability; Construction.  Whenever possible, each provision of this Exhibit B shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Exhibit B is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Exhibit B will not be affected or impaired thereby.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Exhibit B be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that are valid and enforceable.  Consultant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Exhibit B be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

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